FOR IMMEDIATE RELEASE

XFONE Announces Name Change to NTS, Inc.

New Ticker Symbol “NTS” Effective February 2, 2012

Lubbock, TX – January 31, 2012 – XFONE, Inc. (NYSE Amex and TASE: XFN) (“XFONE” or “the Company”) is pleased to announce that effective February 1, 2012 at 4:30 p.m. EST, the Company will change its name to “NTS, Inc.” and the Company’s common shares will trade on the NYSE Amex and Tel Aviv Stock Exchange under its new ticker symbol “NTS”.   The name change is a reflection of the Company’s refined and enhanced business strategy which began with its acquisition of NTS Communications in 2008 and is focused on the build out of its high-speed, fiber to the premise (“FTTP”) network.

The shareholders of the Company approved the name change at the annual meeting held December 29, 2011.

Mr. Guy Nissenson, Xfone’s President and CEO, commented, “With our acquisition of NTS Communications in February 2008, we shifted our Company focus to the roll out of our higher margin, state-of-the-art FTTP network to communities in Texas and Louisiana.  With the divestiture of our U.K. and Israeli subsidiaries, our business is now 100% U.S.- based and focused on fiber growth.    With the help of $100 million in federal stimulus funding, to date we have systematically expanded or established our FTTP network in the communities of Lubbock, Levelland, Smyer, Wolfforth, Burkburnett, Littlefield, Brownfield, Whitharral and Slaton, Texas.  With the majority of our operations now under NTS Communications, we thought it made sense to align the corporate name and operations to further enhance our growing brand.  ”

The name change will become effective on February 1, 2012, at 4:30 p.m. EST and all future business activity will be undertaken using the new name.

About Xfone, Inc.

Xfone is a provider of high speed broadband services, including Internet access, digital cable TV programming and local and long distance telephone service to residential and business customers in northern Texas and southeastern Louisiana.  Xfone's Fiber-To-The-Premise (FTTP) network provides one of the fastest internet connections available.  The Company currently has operations in Texas, Mississippi and Louisiana and also serves customers in Arizona, Colorado, Kansas, New Mexico and Oklahoma.  For the Company's website, please visit: www.xfone.com.

Contact Details:

Investor Relations Contact John G. Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Tel: 1.203.972.9200. E-mail: jnesbett@institutionalms.com	Company Contact Niv Krikov, CFO Tel: 1.806.771.1181 E-mail: niv@xfone.com